Exhibit 99

Trico Marine Provides Update on Liquidity and Announces New $21.9 Million Credit Facility

 HOUSTON, May 16 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq: TMAR) announced that it has filed its Form 10-Q for the quarter ended March 31, 2003 with the Securities and Exchange Commission in which it describes its 2003 liquidity enhancing plan to ensure adequate funding for its operations and capital needs.

As part of this plan, the Company also announced that its Norwegian operating subsidiary has executed a commitment letter with one of its existing lead lenders to enter into a new three year NOK 150 million (approximately US$21.9 million) term loan facility. Proceeds from the loan will be used to refinance an outstanding NOK 40 million (approximately $5.8 million) term loan due June 30, 2003 and repay amounts outstanding under the Company's NOK 760 million (approximately US$111.0 million) revolving credit facility and provide additional borrowing capacity. Other key elements of this plan include:

--	the sale of one of its largest AHTS North Sea class vessels or one or more other North Sea class vessels through a variety of transaction structures to raise capital and repay debt;
--	obtaining a $4.5 million U.S. federal income tax refund;
--	obtaining an equity partner and funding for its Brazilian AHTS new- build project from the Brazilian development bank.

Tom Fairley, Trico's President and Chief Executive Officer commented, "We are pleased with the continued confidence and support of our lending group. The new term loan enhances our ability to execute our plans to improve our overall financial strength. In order to fully implement our plan, Company management will continue to work closely with our lending group to achieve the Company's goal of building a strengthened balance sheet with a long-term goal of reducing debt."

Additional information about the Company's current liquidity and its plans to improve its liquidity are discussed in the Company's Form 10-Q for the quarter ended March 31, 2003 filed today with the Securities and Exchange Commission.

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.